[NATIONSBANK LETTERHEAD]

August 27, 1998

Mr. Stephen Carreker
Chief Executive Officer
Integrated Spatial Information Solutions
200 West Forsyth Street, #803
Jacksonville, Florida  32202

Dear Mr. Carreker:

This letter shall serve to modify the language in our commitment letter dated August 25, 1998. The original language was as follows:

"COMMITMENT FEE:
Borrower agrees to pay a commitment fee equal to 1.35% of the amount of the loan or $40,500 upon acceptance of this commitment. This fee shall be non-refundable whether or not the loan actually closes."

This shall be amended to read as follows:

"COMMITMENT FEE:
Borrower agrees to pay a commitment fee equal to 1.35% of the amount of the loan or $40,500 upon acceptance of this commitment. This fee shall be non-refundable in the event borrower accepts this commitment and the loan does not close as a result of actions taken by the borrower."

I hope this language meets your needs. We understand how the previous language can be interpreted, and we certainly do not intend to keep any fee should NationsBank withdraw the commitment for any reason; although this would not happen (for liability reasons at the least).

Call me if you have any further questions.

Sincerely,

/s/ Daniel G. Pardue
Daniel G. Pardue
Assistant Vice President


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[NATIONSBANK LETTERHEAD]

August 25, 1998

Mr. Stephen Carreker
Chief Executive Officer
Integrated Spatial Information Solutions
200 West Forsyth Street, #803
Jacksonville, Florida  32202

Dear Mr. Carreker:

Thank you for the opportunity to make the following commitment to you. NationsBank of Florida, N.A. (the "Bank") is pleased to have approved for Integrated Spatial Information Solutions and Plangraphics, Inc. (the "Borrower") a credit facility consisting of a line of credit in an amount not to exceed $3,000,000.00. This commitment is to be used by you for the purpose of financing accounts receivable.

This commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including, without limitation, loan agreements, promissory notes, guaranties, and collateral and security documents. All such documents must be satisfactory in form and substance to the Bank (and its counsel).

The making and funding of any loans under this commitment (in addition to any other conditions which may be required in the documents referred to in the preceding paragraph) is expressly subject to the terms and conditions set forth in the attached Terms and Conditions.

If you find the terms and conditions of this commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned. If not accepted, this commitment shall expire on August 31, 1998, or such later date as the Bank may hereafter agree to in writing.

We appreciate the opportunity to provide you with the financial services of NationsBank of Florida, N.A. and look forward to a continuing mutually beneficial relationship.

Sincerely,

Daniel G. Pardue

Accepted and agreed to this 30th day of August, 1998.

Integrated Spatial Information Solutions

by: /s/ Stephen Carreker
   -----------------------------
   CEO, ISIS

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

                              TERMS AND CONDITIONS

BORROWER:  Integrated Spatial Information Solutions, Inc. & Plangraphics, Inc.

PURPOSE:  Working Capital Line of Credit

AMOUNT OF LOAN:  $3,000,000.00

INTEREST RATE:
LIBO Rate: Interest on the unpaid principal balance, from time to time, until paid in full at a rate per annum of 3.50 percentage points above the 30 day LIBO Rate as published daily in the Wall Street Journal. The current 30 day LIBO Rate is 5.67%.

MATURITY:  November 2, 1999.

COMPENSATING BALANCES:
As a consideration for the above pricing, Borrower agrees to maintain its principal depository activity with the Bank.

PREPAYMENT:
During the term of the loan, Borrower may borrow, prepay and reborrow under this loan so long as the maximum principal amount outstanding does not exceed the maximum amount of this loan and no default has occurred.

COMMITMENT FEE:
Borrower agrees to pay a commitment fee equal to 1.35% of the amount of the loan or $40,500 upon acceptance of this commitment. This fee shall be non-refundable whether or not the loan actually closes.

REPAYMENT TERMS:
Interest shall be paid monthly, based on the average outstanding principal balance for the prior month. Deposits received will be used to pay down the principal balance under the line daily (this service is automated); this will minimize interest expense. Principal shall be due at maturity, should the loan not be renewed.

COLLATERAL:
Personal Property: A first priority security interest in all accounts receivable, and chattel paper. The right to a first priority interest in any unencumbered inventory, equipment, general intangibles, and real property hereafter acquired and all replacements and substitutions thereof and proceeds thereof.

GUARANTORS:
There will be no personal guarantees, however any company acquired by Borrower shall become party this loan whose obligations to the Bank shall be joint and several with Borrower.

EXPIRATION/RENEWAL CLAUSES:
Any commitment to advance funds shall expire on August 31, 1998, and the Bank shall have no further obligation to extend credit. Any renewal, extension of maturity and/or expiration date, or increase in amount of this loan by the Bank shall be governed by the terms of any commitment unless otherwise agreed to by the Bank, in writing.

CONDITIONS TO FIRST ADVANCE:
Prior to the making by the Bank of the first advance to the Borrower, the following conditions precedent shall have occurred.

The Bank shall have received, duly executed, all promissory notes, loan agreements, security agreements, financing statements, corporate resolutions, and other documents and instruments necessary or advisable in connection with the loan, all of which shall be in form and substance satisfactory to the Bank and its counsel. The Bank shall have received such other financial or other information as it may reasonably request.

CONDITIONS TO EACH ADVANCE:
There shall exist no event of default; the representations and warranties contained herein shall be true and accurate; there shall have occurred no material adverse change in the financial condition of the Borrower or any other entity liable for repayment of the loan; and the Bank shall not have determined that the prospect of payment or performance of the loan has been materially impaired.

Each advance on this loan will be preceded by the delivery of a borrowing base certificate from the Borrower to the Bank containing a listing of the book value of the Borrower's eligible accounts receivable.

BORROWING BASE:
Notwithstanding the maximum amount of this loan, the total of advances outstanding under the line at any time shall not exceed an amount equal to the sum of 80% of the book value of Borrower's eligible accounts receivable as at such time. For purposes of this loan, (i) eligible accounts receivable shall mean those accounts that are less than 60 days from the date of invoice, net of any retainage provisions, and shall exclude accounts owed by account debtors not acceptable to the Bank. To the extent the total of advances outstanding hereunder at any time exceeds the Borrowing Base, Borrower shall immediately prepay this loan to such extent.

Lockbox: As consideration for monitoring the loan, all deposits/customer receipts shall be remitted through a NationsBank "Lockbox."

REPORTING REQUIREMENTS:
So long as the Borrower is indebted to the Bank, the Borrower shall submit to the Bank the following:

1. Quarterly, within 45 days of the end of each quarter, internally prepared financial statements of the Borrower, [and Guarantor(s)] in a consolidating format, including a balance sheet and income statement.

2. Annually, within 120 days following the end of the Borrower's fiscal year, a balance sheet and income statement in a consolidated format (with footnotes and schedule, including a balance sheet and income statement, on a consolidating basis for subsidiary operations) prepared in accordance with generally accepted accounting principles on an audited basis by an independent certified public accountant acceptable to the Bank, including, a balance sheet, income statement, changes in capital position, and reconciliation of net worth and including all normal and reasonable financial notes.

3. The Borrower shall submit to the Bank a report showing a detailed aging of accounts receivable, at a minimum, weekly, and before each draw as determined by the Bank.

LOAN AGREEMENT:
The loan shall be governed by a loan agreement to be prepared by the Bank's counsel, at Borrower's expense, setting forth the terms under which this loan is to be made an administered and containing the terms set forth in this commitment and such other terms, conditions, covenants, representations and warranties as the Bank may deem necessary or advisable, in its discretion.

REPRESENTATIONS AND WARRANTIES:
All financial statements, certificates and other information furnished, or to be furnished, to the Bank are, or shall be, true and accurate; neither the Borrower nor any person liable for repayment of this loan has failed to disclose any information that could materially affect its properties, business or financial condition; and there has occurred no material adverse change in the financial condition of the Borrower or any other person liable to the Bank for the repayment of this loan since the date of the Borrower's most recent financial statement.

This commitment, when accepted, and all documents and instruments to be executed and delivered to the Bank in connection with this commitment and the funding thereof, shall be duly authorized, valid, enforceable and binding on the parties thereto, and shall not conflict with or constitute a breach of any other agreements or corporate documents of the Borrower.

There is no litigation or proceeding pending or threatened against the Borrower or any other person liable to the Bank for the repayment of this loan which may, in any way, adversely affect the financial condition, operation or prospects of the Borrower or such person. Should any litigation be present, Borrower shall provide Bank written correspondence from Borrower's attorney as to the probability and outcome of any pending lawsuits, to the satisfaction of the Bank.

OTHER COVENANTS:
The loan documentation will contain those standard financial, affirmative and negative covenants and events of default customarily found in credit agreements of this nature, and others appropriate to this transaction. [including but not limited to the following:]

Borrower will not:

Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of its business. Borrower will give bank 10 days notice should borrower desire to enter into any merger or consolidation, or transfer control or ownership of the Borrower or form or acquire any subsidiary.

Liens. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its assets, except in favor of Bank or with written authorization from Bank to do so, or fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise.

Extensions of Credit. Make any loan or advance to any individual, partnership, corporation or other entity without the express written consent of Bank.

Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank, without the express written consent of Bank, except for normal trade debts incurred in the ordinary course of Borrower's business, and except for existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

CLOSING COSTS AND EXPENSES:
Expenses: The Borrower shall pay all costs and expenses incurred by the Bank in connection with the Bank's review, due diligence and closing of the Loan, including attorneys' fees, if any incurred by the Bank in connection with the negotiation and preparation of the loan, whether or not the Loan actually closes.

MATERIAL ADVERSE CHANGE:
This commitment may be terminated, in the sole discretion of the Bank, upon the occurrence of a material adverse change in the financial condition of the Borrower or any other entity liable to the Bank for the repayment of this loan.

SURVIVAL:
The terms and provisions of this commitment shall survive the closing of the loan made hereunder, the delivery of all documents necessary to carry out the provision of this commitment, and the funding and making of loans and disbursements hereunder.

NON-ASSIGNABLE:
This commitment and the right of Borrower to receive loans hereunder may not be assigned by Borrower.

AMENDMENT AND WAIVER:
No alternation, modification, amendment or waiver of any terms and conditions of any commitment, or of any of the documents required by or delivered to the Bank under any commitment, shall be effective or enforceable against the Bank unless set forth in a writing signed by the Bank.

GOVERNING LAW:
The loan shall be governed by and construed in accordance with the laws of the State of Florida.

EXPIRATION:
This commitment is to be closed within 90 days of the acceptance date. Should this commitment not be accepted by the expiration date or such later date agreed to in writing, and not closed within 90 days of the acceptance date, then the Bank shall have no further obligation to extend credit hereunder.



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